[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.5

AMENDED & RESTATED INVESTOR AGREEMENT

THIS AMENDED & RESTATED INVESTOR AGREEMENT (this “Agreement”), effective as of March 31, 2011, is entered into by and between Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”), and [***] (“Purchaser”).

WITNESSETH

WHEREAS, pursuant to the Certificate of Incorporation of the Company, the Company is authorized to issue up to an aggregate of (i) 140,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”);

WHEREAS, effective as of August 16, 2007, the Company and Purchaser entered into (i) a Stock Purchase Agreement (the “Stock Purchase Agreement”) between the Company and Purchaser pursuant to which Purchaser initially purchased 2,073,170 shares (the “Shares”) of the Common Stock of the Company, (ii) a Joinder Agreement (the “Joinder Agreement”) pursuant to which Purchaser became a party to certain provisions of the Stockholders Agreement (as defined in the Joinder Agreement), and (iii) an Investor Agreement (as previously amended) (the “Original Investor Agreement”) concerning certain matters relating to the Shares and any Additional Securities (as defined below) purchased or otherwise acquired by Purchaser hereunder, including the imposition of certain restrictions on and obligations with respect to the disposition thereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. For purposes of this Agreement, the following defined terms shall have the meaning ascribed thereto below. Defined terms used in this Agreement that are not separately defined herein shall have the meanings set forth in the Stockholders Agreement.

“Additional Purchase Price” shall mean the purchase price paid by Purchaser in connection with each purchase of Additional Securities pursuant to Purchaser’s exercise of the Purchase Right.

“Additional Reserved Plan Securities” shall have the meaning set forth in Section 2(b)(ii).

“Additional Securities” shall mean all shares of Common Stock and any other security of the Company, any direct or indirect Subsidiary of the Company or any successor thereto, purchased or otherwise acquired by Purchaser after August 16, 2007.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Alliance Partner” shall mean any retail merchant that, either directly or indirectly through a third party distributor, participates through written agreements in the retail sale of products distributed by BN as part of the Alliance Partners Program.

“Alliance Partners Program” shall mean any program operated by BN or its Affiliates for the marketing of prepaid cards and other financial products or services at retail locations, whether by the name “Alliance Partners Program” or any other name.

“BN” shall mean Blackhawk Network, Inc., an Arizona corporation and wholly-owned subsidiary of the Company.

“Call Right” shall have the meaning set forth in Section 4(a).

“Call Right Exercise Notice” shall have the meaning set forth in Section 4(c).

“Call Right Exercise Period” shall have the meaning set forth in Section 4(c).

“Call Right Purchase Price” shall have the meaning set forth in Section 4(b).

“Called Securities” shall have the meaning set forth in Section 4(a).

“Capital Stock” shall have the meaning set forth in the first recital hereto.

“Change in Control Price” shall have the meaning set forth in Section 3(d)(iii)(B).

“Common Stock” shall have the meaning set forth in the first recital hereto.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Determined Value” shall have the meaning set forth in Section 5.

“Drag-Along Notice” shall have the meaning set forth in Section 3(a).

“Equity Security” shall mean Common Stock, Preferred Stock, any other class of capital stock and any other equity or quasi-equity security, unit or other instrument with characteristics or attributes commonly associated with equity securities, including equity securities convertible into or exchangeable for other securities and regardless of whether any such security is (i) subject to restrictions or other limitations with respect to the vesting, ownership or exercise of any rights accorded thereto, (ii) of a class or series currently existing or hereafter authorized for issuance or (iii) previously outstanding and subsequently held in treasury.

“Escrow Account” shall have the meaning set forth in Section 3(g).

“Escrow Agent” shall have the meaning set forth in Section 3(g).

“Escrow Agreement” shall have the meaning set forth in Section 3(g).

“Existing Called Securities” shall have the meaning set forth in Section 4(b)(i).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Existing Put Securities” shall have the meaning set forth in Section 3(d)(i).

“Existing Put Securities Minimum Purchase Price” shall have the meaning set forth in Section 3(d)(i)

“Fair Market Value” shall mean, as of any date, the value of a share of Common Stock or other security determined as follows:

(a) If the Common Stock or other class of security, as applicable, is listed on any established securities exchange or regularly quoted through the automated quotation system of a registered securities association, then its Fair Market Value shall be the closing sales price for a share of Common Stock or a share or unit of such other class of security, as applicable, as quoted on such exchange or automated quotation system for such date or, if there is no closing sales price for a share of Common Stock or a share or unit of such other class of security, as applicable, on the date in question, the closing sales price for a share of Common Stock or a share or unit of such other class of security, as applicable, on the last preceding date for which such quotation exists, as reported in The Wall Street Journal; or

(b) If the Common Stock or other class of security, as applicable, is neither listed on an established securities exchange nor regularly quoted through the automated quotation system of a registered securities association that provides a closing sales price, then its Fair Market Value shall be the Determined Value.

“Future Called Securities” shall have the meaning set forth in Section 4(b)(ii).

“Future Put Securities” shall have the meaning set forth in Section 3(d)(ii).

“Future Put Securities Minimum Purchase Price” shall have the meaning set forth in Section 3(d)(ii).

“Initial Public Offering” shall mean the initial public offering by the Company of the Common Stock in an underwritten offering registered under the Securities Act as a result of which a minimum of eighteen percent (18%) of the Company’s Common Stock on a fully-diluted basis is held by the public.

“Initial Purchase Price” shall mean $8,292,680 paid by Purchaser for the Purchase of the Shares pursuant to the Stock Purchase Agreement.

“Initial Reserved Plan Securities” shall have the meaning set forth in Section 2(b)(i).

“Joinder Agreement” shall have the meaning set forth in the second recital hereto.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Original Investor Agreement” shall have the meaning set forth in the second recital hereto.

“Parent” shall mean Safeway Inc.

“Preferred Stock” shall have the meaning set forth in the first recital hereto.

“Prepaid Card Program Agreement” shall mean the Prepaid Card Program Agreement, dated August 16, 2007, among BN, [***] and Purchaser.

“Purchase Right” shall have the meaning set forth in Section 2(c)(i).

“Purchase Right Exercise Notice” shall have the meaning set forth in Section 2(c)(iii).

“Purchase Right Exercise Period” shall have the meaning set forth in Section 2(c)(iii).

“Purchase Right Purchase Price” shall have the meaning set forth in Section 2(c)(ii).

“Purchase Right Securities” shall mean any Equity Security, any debt securities convertible into or exchangeable for any Equity Security, or any options, warrants or other rights to purchase or acquire any Equity Security, in each case issued by the Company, any direct or indirect Subsidiary of the Company or any successor thereto.

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Securities” shall mean all Shares and Additional Securities then held by Purchaser.

“Put Right” shall have the meaning set forth in Section 3(b).

“Put Right Exercise Notice” shall have the meaning set forth in Section 3(c).

“Put Right Exercise Period” shall have the meaning set forth in Section 3(c).

“Put Right Purchase Price” shall have the meaning set forth in Section 3(d).

“Put Securities” shall have the meaning set forth in Section 3(b).

“Qualified Firm” shall have the meaning set forth in Section 5.

“Reserved Plan Securities” shall have the meaning set forth in Section 2(b)(ii).

“Restricted Stock Plans” shall mean the Company’s 2006 Restricted Stock Plan for Eligible Employees of Safeway Inc., effective as of February 22, 2006, and the Company’s Amended and Restated 2006 Restricted Stock Plan, effective as of February 23, 2007.

“Securities Issuance Notice” shall have the meaning set forth in Section 2(c)(iii).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Selection Deadline” shall have the meaning set forth in Section 5.

“Shares” shall have the meaning set forth in the second recital hereto.

“Spin-Off” shall mean the distribution by Parent (by dividend, distribution, recapitalization, reorganization or otherwise) of eighteen percent (18%) or more of the outstanding equity securities of the Company to the stockholders of Parent.

“Stock Option Plan” shall mean the Company’s 2007 Stock Option Plan effective as of February 20, 2007.

“Stock Purchase Agreement” shall have the meaning set forth in the second recital hereto.

“Termination” shall have the meaning set forth in Section 4(a).

“Transaction Notice” shall have the meaning set forth in Section 3(a).

2. Issuance of Additional Securities by Company.

(a) Issuance of Common Stock to Alliance Partners. The Company hereby covenants and agrees that it shall not issue or sell any shares of Common Stock, any securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to purchase or acquire shares of Common Stock, in each case to any Alliance Partner at a price per share (calculated on a fully-diluted basis with respect to such securities as though all securities convertible into Common Stock are so converted and all options, warrants or other rights to purchase Common Stock are exercised) equivalent to less than $4.00 per share (adjusted, as necessary, to account for any stock split or reverse stock split occurring after August 16, 2007 and prior to such issuance or sale to an Alliance Partner) or on such other terms which, in the aggregate, are more beneficial to such Alliance Partner than to Purchaser.

(b) Issuance of Reserved Plan Securities.

(i) The Company hereby represents and warrants that, as of August 16, 2007, the following securities, consisting of Common Stock and, in the case of the Stock Option Plan, including the options related thereto (collectively, the “Initial Reserved Plan Securities”), constitute all of the unissued securities that have been reserved for issuance pursuant to the Restricted Stock Plans or reserved for issuance (other than upon exercise of options currently outstanding) pursuant to the Stock Option Plan:

Plan	Securities

2006 Restricted Stock Plan for Eligible Employees of Safeway Inc. (currently outstanding, i.e, held by Parent and available under the Plan for transfer to Parent employees)	1,332,000

Amended and Restated 2006 Restricted Stock Plan	955,675

Stock Option Plan	3,367,500

Total Initial Reserved Plan Securities	5,655,175

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Company hereby represents and warrants that all Purchase Right Securities issued after August 16, 2007 and on or prior to the date hereof were issued in compliance with the Original Investor Agreement.

(ii) The Company and Purchaser acknowledge and agree that, after March 31, 2011, and in addition to the total Initial Reserved Securities identified above, the Company may, pursuant to the Restricted Stock Plans and/or the Stock Option Plan, issue additional shares of Common Stock (and, in the case of the Stock Option Plan, including the options related thereto) in an amount aggregating up to Two Million (2,000,000) shares of Common Stock, calculated net of all such shares of Common Stock and options forfeited from time to time under such Plans in accordance with the Plan terms (e.g., shares cancelled in connection with “cashless exercises” of stock options or cancelled or expired in connection with termination of employment, but not, for the avoidance of doubt, repurchased shares) (as so calculated, the “Additional Reserved Plan Securities”). The Initial Reserved Plan Securities and the Additional Reserved Plan Securities constitute the “Reserved Plan Securities.”

(iii) Purchaser acknowledges that to the extent any Reserved Plan Securities are issued by Company, Purchaser’s percentage ownership interest in the aggregate Common Stock outstanding shall be diluted.

(c) Right of Purchaser to Acquire Purchase Right Securities.

(i) Purchase Right. With respect to each issuance by the Company, any direct or indirect Subsidiary of the Company or any successor thereto, of any Purchase Right Securities, but excluding the issuance of (i) Reserved Plan Securities, (ii) any Equity Security distributed to the holders of Equity Securities in their capacity as such without payment of consideration therefor, and (iii) any securities issued by a direct or indirect Subsidiary of the Company to the Company or to any other Subsidiary of the Company that is a wholly-owned (disregarding, for such purposes, any shares that are held by directors of such Subsidiary in their capacity as such to satisfy foreign ownership requirements) direct or indirect Subsidiary of the Company, Purchaser shall have the right and option (the “Purchase Right”), which Purchase Right shall be irrevocable, subject to Section 2(d), to purchase from the Company, such Subsidiary or successor thereto, two percent (2%) of the aggregate number of shares, units, options, warrants, dollar amount or other unit of measure, as applicable, of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Purchase Right Securities so issued. For the avoidance of doubt, and not in limitation thereof, the Purchase Right shall apply to the issuance of securities pursuant to (A) each of the Restricted Stock Plans and the Stock Option Plan only to the extent (i) any such plan is amended to increase the number of securities reserved for issuance thereunder and the Company issues securities thereunder not constituting Initial Reserved Plan Securities and (ii) any such securities issued after March 31, 2011 exceed the Additional Reserved Plan Securities, (B) any stock compensation plan, agreement or arrangement other than the Restricted Stock Plans and the Stock Option Plan adopted by the Company after August 16, 2007, (C) any transaction involving the issuance of Purchase Right Securities (other than any securities described in clause (ii) of the first sentence of this Section 2(c)(i)) to an Alliance Partner other than [***] and (D) any other transaction, agreement or arrangement pursuant to which Purchase Right Securities (other than any securities described in clauses (i) - (iii), inclusive, of the first sentence of this Section 2(c)(i)) are issued by the Company, but shall not apply in any case to the subsequent issuance of any underlying security upon the conversion, exchange, or exercise of a security to which the Purchase Right has already applied. In the event that the Purchase Right Securities whose issuance triggers the Purchase Right contain vesting requirements or otherwise permit or prohibit the purchase of securities prior to, during or after a specified period of time, then any Purchase Right Securities purchased by Purchaser in connection with the exercise of such Purchase Right shall vest or otherwise be exercisable during the same time period and at the same exercise price(s) as such Purchase Right Securities, it being understood that any vesting requirement relating to performance of services shall not apply to Purchaser; provided, however, that if such triggering transaction involves the granting of options to Company’s employees or BN’s employees, then such triggering transaction shall be treated as the issuance of the underlying securities, any vesting or exercise provisions in such options shall be disregarded with respect to Purchaser’s Purchase Right, and such Purchase Right shall apply with respect to the underlying securities only (calculated on a fully-diluted basis as though all underlying securities issuable upon exercise of the options have been exercised). If the Purchase Right Securities contain such terms or conditions as would preclude their purchase by any party other than the party to whom issued in the transaction giving rise to the Purchase Right, the Purchase Right shall not extend to such securities provided that the Company shall make available to Purchaser for purchase pursuant to the Purchase Right, in lieu of such securities, other securities bearing substantially similar rights, seniority, priority, terms and conditions which are reasonably acceptable to Purchaser. Purchaser shall be entitled, in its sole discretion, to elect to purchase less than all of the Purchase Right Securities determined to be available for purchase from time to time pursuant to the Purchase Right, provided that such election shall not constitute a waiver of the right of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchaser to elect to purchase all of the Purchase Right Securities which Purchaser may become entitled to purchase in connection with subsequent applications of this Section 2(c).

(ii) Purchase Right Purchase Price. The price at which Purchaser may purchase Purchase Right Securities pursuant to the Purchase Right (“Purchase Right Purchase Price”) shall be: (A) if the Purchase Right arises from the issuance of options pursuant to the Stock Option Plan, if applicable, or any other stock option plan, agreement or arrangement pertaining to the Company’s employees or BN’s employees, the per share price shall be the exercise price of such options as set forth in the related option grant notice; (B) if the Purchase Right arises from the issuance of Common Stock pursuant to either of the Restricted Stock Plans, if applicable, or any other restricted stock plan, agreement or arrangement, the per share purchase price shall be the most recent determination by the board of directors of the Company or, in the absence of such determination by the board of directors of the Company, by the board of directors of Parent, of the fair market value of one share of Common Stock; (C) if the Purchase Right arises from the issuance of securities denominated by dollar amount rather than by share or unit, then the purchase price shall be two percent (2%) of the aggregate dollar amount of such issuance (adjusted for any OID or other discount to the face value of such securities inuring to the benefit of any party to whom the securities are issued), or (D) if the Purchase Right arises from any other issuance of securities, the per share or unit price of the securities at which the securities are valued in the transaction, as evidenced by the purchase price therefor in the transaction or, to the extent that the purchase price therefor is not payable in monetary currency or in securities with a readily determinable market value, as determined in good faith by the board of directors of the Company; provided that, if Purchaser does not agree that such value as determined by the Company’s board of directors is reasonable, then Purchaser may request appraisal of the per share or unit price of such securities pursuant to the provisions of Section 5 hereof for determining the Determined Value of securities (as though such securities were Put Securities or Called Securities as referenced therein).

(iii) Purchase Right Exercise Period. The Company shall provide a notice (“Securities Issuance Notice”) to Purchaser not more than fifteen (15) days after each issuance of Purchase Right Securities, identifying (A) the number and type of securities issued, (B) the material terms applicable to such issuance, including, as applicable, the price per share or unit at which such securities were issued, the price per share or unit at which such securities may be exercised, or the aggregate dollar amount at which securities denominated in dollar amount rather than by share or unit were issued, (C) the number or dollar amount of Purchase Right Securities which Purchaser is entitled to purchase pursuant to the Purchase Right, determined in accordance with Section 2(c)(i), and (D) the Purchase Right

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchase Price, determined in accordance with Section 2(c)(ii). In the event that Purchaser shall disagree with the Company’s determination of the number or dollar amount of the Purchase Right Securities or the Purchase Right Purchase Price with respect thereto as set forth in the Securities Issuance Notice, or shall require further information from the Company to verify such determination, the Company shall provide such additional information to Purchaser and each of the Company and Purchaser shall work together in good faith for a period of not less than thirty (30) days to resolve such dispute as required by Section 7(l). Purchaser shall have thirty (30) days following receipt of the Securities Issuance Notice, which period shall be extended and not expire less than ten (10) days after resolution of all bona fide disputes, if any, with respect to such Securities Issuance Notice (as may be extended, the “Purchase Right Exercise Period”) to exercise the Purchase Right by giving the Company written notice (the “Purchase Right Exercise Notice”) of Purchaser’s election to purchase all or a portion of the Purchase Right Securities available to Purchaser for purchase pursuant thereto. Purchaser’s right to exercise the Purchase Right with respect to each event triggering the Purchase Right shall expire at 5:00 p.m., P.S.T., on the last day of the applicable Purchase Right Exercise Period.

(iv) Closing. The closing of an exercised Purchase Right transaction shall occur not later than ten (10) days after the Company’s receipt of the Purchase Right Exercise Notice. At the closing, Purchaser shall pay to the Escrow Account funds equal to (A) in the case of Purchase Right Securities described in Section 2(c)(ii)(C), that portion of the Purchase Right Purchase Price allocable to the Purchase Right Securities which Purchaser has elected to purchase or (B) in all other cases, the Purchase Right Purchase Price multiplied by the number of shares or other units, as applicable, purchased and, in either case, provide to the Company representations and warranties comparable to those set forth in Section 4.4 to 4.8, inclusive, of the Stock Purchase Agreement, against delivery by the Company to Purchaser of a stock certificate or other instrument, as applicable, duly representing all of the Purchase Right Securities that Purchaser has elected to purchase as set forth in the Purchase Right Exercise Notice, along with the Company’s representation and warranty set forth in Section 3.18 of the Stock Purchase Agreement and the Company’s representation and warranty that the Purchase Right Securities are being issued to Purchaser free and clear of any liens, restrictions, security interests, or encumbrances whatsoever, other than those created by this Agreement, the Joinder Agreement and the Stockholders Agreement.

(d) Termination of Purchase Right and Other Provisions. The provisions of this Section 2 shall terminate upon the earliest to occur of (i) the closing of an Initial Public Offering, (ii) the closing of a Spin-Off, (iii) the closing of a transaction that results in a Change in Control, and (iv) June 1, 2014 (the end of the Initial Term as defined in the Prepaid Card

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Program Agreement), except that the Purchase Right shall continue to apply during the Purchase Right Exercise Period to the issuance of any Purchase Right Securities occurring prior to the earliest to occur of any of the events set forth in clauses (i) – (iv) of this Section 2(d) with respect to which the Company has delivered or is required to deliver a Securities Issuance Notice to Purchaser.

3. Put Right With Respect to Securities Held by Purchaser.

(a) Notice of Intent to Effect Certain Transactions. The Company shall issue to Purchaser, not less than 60 days nor more than 180 days prior to the effective date of an Initial Public Offering or a Spin-Off, a written notice indicating the Company’s bona fide intention to effect an Initial Public Offering or a Spin-Off, such notice to be accompanied by (i) the most recent consolidated financial statements of the Company and its subsidiaries prepared in a manner consistent with financial statements to be included in a registration statement on Form S-1 or Form 10, as applicable, and (ii) a draft of any disclosure to be included in the registration statement on Form S-1 or Form F-10, as applicable, pursuant to Item 404 of Regulation S-K substantially in the form to be filed with the Securities and Exchange Commission in connection with the Initial Public Offering or Spin-Off. The Company shall also issue to Purchaser a written notice not less than thirty (30) days prior to the closing of a transaction that will result in a Change in Control (any notice delivered pursuant to the foregoing provisions of this Section 3(a), a “Transaction Notice”). The Company shall also issue a written notice to Purchaser of Parent’s intention to exercise its Drag-Along Rights under Section 5(b) of the Stockholders Agreement (“Drag-Along Notice”), such notice to be delivered not less than thirty (30) days prior to the closing of the transaction.

(b) Put Right. Subject to Section 3(f) hereof, the Company hereby irrevocably grants and issues to Purchaser the right and option to sell to the Company and any successor or assignee of the Company (the “Put Right”) all but not less than all of the Purchaser Securities then held by Purchaser (the “Put Securities”), at the applicable price set forth in Section 3(d) hereof. The Put Right may be exercised by Purchaser during the applicable Put Right Exercise Period (defined below):

(i) if, at any time prior to June 1, 2014, the Company has provided to Purchaser (A) a Transaction Notice or (B) a Drag-Along Notice; or

(ii) if, as of sixty (60) days prior to August 16 in each of 2011, 2012 and 2013 or sixty (60) days prior to June 1, 2014, the Company has not consummated an Initial Public Offering, a Spin-Off, or a transaction resulting in a Change in Control.

(c) Put Right Exercise Period. Purchaser shall have a period of (i) thirty (30) days, in the case of Put Right triggered by receipt of a Transaction Notice or a Drag-Along Notice or (ii) sixty (60) days in the case of a Put Right triggered pursuant to Section 3(b)(ii) (as applicable, the “Put Right Exercise Period”) to exercise the Put Right by giving the Company written notice (a “Put Right Exercise Notice”) of its election to put the Put Securities to the Company; provided, however, that if the Company gives a Transaction Notice during the sixty (60) day period prior to any of the triggering dates set forth in Section 3(b)(ii) and Purchaser has

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not theretofore given a Put Right Exercise Notice, the Put Right Exercise Period shall be extended for an additional sixty (60) day period after such triggering date in order for Purchaser to determine whether it wishes to exercise its Put Right. Any Put Right Exercise Notice given prior to the commencement of the applicable Put Right Exercise Period shall be deemed given on the first day of the Put Right Exercise Period. Purchaser’s right to exercise the Put Right with respect to each event triggering the Put Right shall expire at 5:00 p.m., P.S.T., on the last day of the applicable Put Right Exercise Period. In the event that Purchaser shall not exercise the Put Right with respect to receipt of a Transaction Notice, then, as more fully set forth in the Escrow Agreement, the Company shall be entitled to receive a distribution of all escrow funds held by the Escrow Agent pursuant to the Escrow Agreement, subject to the requirement that the Company must promptly return such funds to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement if the Company does not consummate the transaction which was identified in such Transaction Notice prior to the earlier to occur of (i) 240 days after the date of such Transaction Notice or (ii) the Company’s decision to abandon such transaction.

(d) Put Right Purchase Price. The Put Right shall be exercisable by Purchaser at a price (the “Put Right Purchase Price”), determined separately with respect to each class of Put Securities as follows:

(i) Existing Put Securities. With respect to those Put Securities issued on or before March 31, 2011 (the “Existing Put Securities”) (all of which are in fact shares of Common Stock or warrants for shares of Common Stock) for which the Put Right is exercised, the Put Right Purchase Price shall be fixed at Nine Dollars and Forty-five Cents ($9.45) for each share of the Put Securities (such price and number of Existing Put Securities as adjusted for stock splits, reverse stock splits, recapitalizations and the like) (the “Existing Put Securities Minimum Purchase Price”)

(ii) Future Put Securities. With respect to those Put Securities issued after March 31, 2011 (the “Future Put Securities”) for which the Put Right is exercised, the Put Right Purchase Price shall be equal to the sum of the individual amounts determined by separately calculating with respect to each purchase by Purchaser of Future Put Securities comprising such class, the sum of (x) the product of the per share or unit purchase price paid by Purchaser with respect to such Future Put Securities multiplied by the aggregate number of such Future Put Securities (such price and number of Future Put Securities as adjusted for stock splits, reverse stock splits, recapitalizations and the like) plus (y) interest thereon, compounded annually, at four percent (4%) per annum from the date of purchase by Purchaser of such Future Put Securities to the date of the closing of the exercised Put Right transaction (the “Future Put Securities Minimum Purchase Price”).

(iii) Change in Control Price. Notwithstanding the foregoing, in the case of a Put Right triggered by a transaction that will result in a Change in Control pursuant to which consideration would be payable in such transaction with respect to such class of securities, the Put Right Purchase Price shall be equal to the greater of:

(A) with respect to the Existing Put Securities, the Existing Put Securities Minimum Purchase Price, and, with respect to the Future Put Securities, the Future Put Securities Minimum Purchase Price; and

(B) with respect to all Put Securities, (x) the per share or unit purchase price payable in such transaction with respect to such class of securities multiplied by the aggregate number of Put Securities of such class (with respect to each such class, the “Change in Control Price”) unless Purchaser requests a determination of Fair Market Value for purposes of calculating the amount that would be payable with respect to Put Securities of such class, which request shall be made in writing along with the Put Right Exercise Notice, in which case the Put Right Purchase Price shall be equal to (y) the Fair Market Value of the Put Securities of such class as of the date of the exercise of the Put Right multiplied by the aggregate number of Put Securities of such class; provided that, the Fair Market Value amount so determined with respect to such securities shall not be less than the Change in Control Price.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event that the Put Securities include Purchaser Securities denominated in dollars rather than shares or units, then the amount determined pursuant to clause (iii)(B)(x) above shall be the aggregate dollar amount proposed to be paid in the Change of Control transaction for such Put Securities, and the amount determined pursuant to clause (iii)(B)(y) above shall be the product of the percentage of the face amount of such Put Securities (which percentage may be greater than, equal to or less than 100% to reflect any premium or discount to such face amount), determined to be the Fair Market Value with respect to such Put Securities multiplied by the aggregate principal amount of such Put Securities.

(e) Closing. The closing of the exercised Put Right transaction shall occur not later than the later of (i) thirty (30) days after the Company’s receipt of the Put Right Exercise Notice and (ii) except in connection with a Put Right transaction that will result in a Change in Control for which no determination of Fair Market Value with respect to any Put Right Security is being made, fifteen (15) days after determination of the Fair Market Value. At the closing, the Company shall pay to Purchaser, in immediately available funds, the Put Right Purchase Price determined with respect to each class of Put Right Securities for which the Put Right is exercised against delivery to the Company of a stock certificate or certificates or other instrument, as applicable, duly representing all of the Put Securities of such class, duly endorsed in blank by Purchaser or having attached thereto a stock power duly executed by Purchaser in proper form for transfer, along with Purchaser’s representation and warranty that it owns all of the Put Securities of such class, free and clear of any liens, restrictions, security interests, or encumbrances whatsoever, other than those created by this Agreement, the Joinder Agreement and the Stockholders Agreement.

(f) Termination of Put Right. The provisions of this Section 3 shall terminate upon earliest to occur of (i) the closing of an Initial Public Offering, (ii) the closing of a Spin-Off, (iii) the closing of a transaction resulting in a Change in Control, and (iv) subject to any extension of the Put Right Exercise Period pursuant to Section 3(c), the end of the Initial Term of the Prepaid Card Program Agreement, which is June 1, 2014. In addition, the Put Right shall terminate as to any Purchaser Securities that are the subject of a Disposition. For the avoidance of doubt, in the event Purchaser sells a portion of the Purchaser Securities in a transaction pursuant to Section 5 of the Stockholders Agreement, such sale shall not terminate the Put Right as to the remaining Purchaser Securities unless such transaction results in a Change in Control.

(g) Establishment of Escrow Account. The Company agrees to deposit the Initial Purchase Price and each Additional Purchase Price in an escrow account (the “Escrow Account”). The Company shall not co-mingle the funds in the Escrow Account with any other funds of the Company. The Escrow Account will remain in place until the Put Right terminates, notwithstanding any assignment by the Company of its obligations in accordance with Section 7(d) hereof. The escrow agent shall be a bank mutually agreeable to Purchaser and Company (the “Escrow Agent”). The escrow agent shall be retained, and an escrow agreement relating to the Escrow Account shall be entered into among the parties and the escrow agent (the “Escrow Agreement”) concurrently with the execution of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. Call Right With Respect to Securities Held by Purchaser.

(a) Call Right. Subject to Section 4(e) hereof, in the event of a termination of the Prepaid Card Program Agreement prior to June 1, 2014 by Purchaser or [***] other than pursuant to Sections 2.3.5, 2.11, 2.13.5, 8.2, 8.5, 12.3, 12.5, 12.6, or 20 thereof or by BN pursuant to Sections 12.2, 12.4 or 12.7 thereof (provided that with respect to a termination under Section 12.7, Purchaser shall have had 30 days to cure such nonpayment) (in each case, a “Termination”), the Company and any assignee, in its sole discretion, shall have the right and option to repurchase or purchase (the “Call Right”) all, but not less than all, of the Purchaser Securities then held by Purchaser (the “Called Securities”) at the purchase price set forth in Section 4(b).

(b) Call Right Purchase Price. The Call Right shall be exercisable by the Company at an aggregate price (the “Call Right Purchase Price”) determined separately with respect to each class of Called Securities as follows:

(i) Existing Called Securities. With respect to those Called Securities issued on or before March 31, 2011 (the “Existing Called Securities”) (all of which are in fact shares of Common Stock or warrants for shares of Common Stock) for which the Call Right is exercised, the Call Right Purchase Price shall be fixed at Nine Dollars and Forty-five Cents ($9.45) for each share of Existing Called Securities (such price and number of Existing Called Securities as adjusted for stock splits, reverse stock splits, recapitalizations and the like).

(ii) Future Called Securities. With respect to those Called Securities issued after March 31, 2011 (the “Future Called Securities”) for which the Call Right is exercised, the Call Right Purchase Price shall be equal to the sum of the individual amounts determined by separately calculating with respect to each purchase by Purchaser of Future Called Securities comprising such class, the sum of (x) the product of the per share or unit purchase price paid by Purchaser with respect to such Future Called Securities multiplied by the aggregate number of such Called Securities (such price and number of Future Called Securities as adjusted for stock splits, reverse stock splits, recapitalizations and the like) plus (y) interest thereon, compounded annually, at four percent (4%) per annum from the date of purchase by Purchaser of such Future Called Securities to the date of the closing of the exercised Call Right transaction.

In the event that the Called Securities include Purchaser Securities denominated in dollars rather than shares or units, then the amount determined pursuant to clause (b)(ii)(x) above shall be the aggregate dollar amount paid by Purchaser for such Called Securities.

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(c) Call Right Exercise Period. The Company shall have sixty (60) days from the date of Termination (the “Call Right Exercise Period”) to exercise its Call Right by giving Purchaser written notice (the “Call Right Exercise Notice”) of its election to purchase the Called Securities; provided, however, that if a Termination occurs on a date during the sixty (60) day period prior to June 1, 2014 (the end of the Initial Term of the Prepaid Card Program Agreement), the Call Right Exercise Period shall be extended for an additional sixty (60) day period after such Termination date in order for Company to determine whether it wishes to exercise its Call Right. Any Call Right Exercise Notice given prior to the commencement of the Call Right Exercise Period shall be deemed given on the first day of the Call Right Exercise Period. The Company’s right to exercise the Call Right shall terminate at 5:00 p.m., P.S.T., on the last day of the Call Right Exercise Period.

(d) Closing. The closing of the exercised Call Right transaction shall occur not later than thirty (30) days following Purchaser’s receipt of the Call Right Exercise Notice. At the closing, the Company shall deliver to Purchaser, in immediately available funds, the Call Right Purchase Price against delivery to the Company of a stock certificate or certificates or other instrument, as applicable, duly representing all of the Called Securities, duly endorsed in blank by Purchaser or having attached thereto a stock power duly executed by Purchaser in proper form for transfer, along with the Purchaser’s representation and warranty that it owns all of its Called Securities free and clear of any liens, restrictions, security interests, or encumbrances whatsoever, other than those created by this Agreement, the Joinder Agreement and the Stockholders Agreement.

(e) Termination of Call Right. The provisions of this Section 4 shall terminate upon the earliest to occur of (i) the closing of an Initial Public Offering, (ii) the closing of a Spin-Off, (iii) the closing of a transaction resulting in a Change in Control, and (iv) the expiration of the Initial Term of the Prepaid Card Program Agreement, which is June 1, 2014. In addition, the Call Right shall terminate as to any Purchaser Securities that are the subject of a Disposition.

5. Determined Value. The provisions of this Section 5 shall apply to the extent that a determination of the Determined Value of Put Securities or Called Securities is required to ascertain the Fair Market Value thereof. For purposes of this Agreement, “Determined Value” shall be the value, determined separately with respect to each class of securities comprising Put Securities or Called Securities, of one share or unit of such class of securities as of the date of the Put Right Exercise Notice or the Call Right Exercise Notice, as applicable, as determined pursuant to this Section 5; provided that if the Put Securities or Called Securities are denominated in dollars rather than in shares or other units, then the Determined Value shall be stated as a percentage of the face amount thereof (which percentage may be greater than, equal to or less than 100% to reflect any premium or discount to such face amount). The Company and Purchaser, within thirty (30) days after the date of the Put Right Exercise Notice or the Call Right Exercise Notice (the “Selection Deadline”), shall each select a nationally recognized appraisal firm (a “Qualified Firm”) and give written notice to the other party of such selection. If either party fails to select, and give notice of, a Qualified Firm prior to the Selection Deadline, such party shall be deemed to have agreed to the other party’s selection of a Qualified Firm and the appraisal of the value of the Put Securities or Called Securities, as applicable, by such selected Qualified Firm shall be the Determined Value and shall be conclusive and binding on

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the parties. If each party has timely selected a Qualified Firm, then each of the two selected Qualified Firms shall conduct an appraisal of the value of the Put Securities or Called Securities, as applicable, and the parties shall arrange for the Qualified Firms to deliver their appraisals to each party simultaneously. If the higher of the two appraisals with respect to any class of Put Securities or Called Securities (the “Higher Appraisal”) is equal to or is less than one hundred ten percent (110%) of the lower of the two appraisals with respect to such class of Put Securities or Called Securities (“Lower Appraisal”), the average of the Lower Appraisal and the Higher Appraisal shall be the Determined Value with respect to such class of Put Securities or Called Securities and shall be deemed conclusive and binding upon the parties. If the Higher Appraisal is more than one hundred ten percent (110%) of the Lower Appraisal, the parties shall select a third mutually agreed-upon Qualified Firm (“Third Firm”). If the parties are unable to agree upon a Third Firm within thirty (30) days after the first two appraisals have been provided to the parties, the two Qualified Firms shall select the Third Firm. The Third Firm shall conduct an appraisal of the value of the Put Securities or Called Securities, as applicable, with respect to which the higher appraisal was more than one hundred ten percent (110%) of the Lower Appraisal (the “Third Appraisal”). The relative differences between the Higher Appraisal, the Lower Appraisal and the Third Appraisal shall be calculated and the two appraisals with the smallest relative difference shall be identified. The average of the two such identified appraisals shall be the Determined Value with respect to such Put Securities or Called Securities for which such Third Appraisal was required and shall be deemed conclusive and binding on the parties. All determination of the value of Put Securities or Called Securities, as applicable, shall be determined with appropriate discounts attributable to minority ownership and lack of marketability and shall take into account all unpaid dividends or interest, if any, accrued thereon. In conducting their appraisals, the Qualified Firms appointed hereunder shall consider all relevant evidence and information submitted to them, and all such evidence submitted by the parties shall be provided to each Qualified Firm. The Company shall cooperate with and provide all information reasonably requested by a Qualified Firm, subject to the execution by each selected Qualified Firm of a non-disclosure agreement in form and substance reasonably satisfactory to the Company. The determination of the value of the Put Securities or Called Securities, as applicable, by each Qualified Firm shall be set forth in writing, together with an explanation of the considerations upon which its appraisal is based (subject to any non-disclosure obligations), with a signed counterpart delivered simultaneously to the Company and Purchaser not later than sixty (60) days after selection of the last of the Qualified Firms. Purchaser acknowledges and agrees that all appraisals constitute confidential information of the Company that is subject to all existing obligations of Purchaser with respect to confidential information of the Company. The Company shall bear the fees and expenses of all Qualified Firms selected under this Section 5.

6. Minority Interest Holder Protection

(a) Dividends and Distributions. In the event the board of directors of the Company or any Subsidiary of the Company declares a dividend or distribution on the Common Stock or any other class of Purchaser Securities, such dividend or distribution shall not result in a dividend or distribution to Parent unless Purchaser receives a similar dividend or distribution pro rata with respect to Purchaser’s then-current percentage interest in the outstanding shares of Common Stock or such other class of Purchaser Securities, as applicable.

(b) Restriction on Information to and Involvement of Parent. The Company acknowledges that Parent and Purchaser are competitors in the grocery industry and, accordingly, the Company agrees that it shall not share confidential information of Purchaser or [***] with Parent or any Affiliate (other than BN and the Company’s other Subsidiaries) or representatives thereof, including any director or officer of the Company or BN that also is an employee, officer or director of Parent or any Affiliate (other than BN and the Company’s other subsidiaries); provided, however, that the Company’s directors who are independent directors of Parent shall be entitled to review any information reasonably necessary to fulfill their obligations as directors of the Company in connection with either (i) the issuance of the Shares or Additional Securities to Purchaser or (ii) a material transaction involving the Company that is not in the ordinary course.

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7. Miscellaneous.

(a) Entire Agreement Amendment and Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument duly executed by the parties hereto.

(b) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure, breach or default.

(c) Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(d) Successors and Assigns. The Company may assign the Call Right and, subject to compliance with Section 3(g), its obligations under the Put Right, in whole or in part, to one or more Persons; provided that the Company shall retain liability for failure of any assignee to perform the assigned obligations. The Company may not assign its obligations under the Purchase Right. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

(e) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the content of said sections.

(f) Injunctive Relief. The Purchaser Securities cannot be readily purchased or sold in the open market and, for that reason, among others, the parties will be irreparably damaged if this Agreement is not specifically enforced. Should any dispute arise concerning the purchase, sale or Disposition of any Purchaser Securities hereunder, an injunction may be issued mandating such purchase or restraining any sale or Disposition of Purchaser Securities pending

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the determination of such controversy. Any right or obligation to purchase or sell any of the Purchaser Securities shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and in addition to any other remedy that the parties may have.

(g) Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(i) Notices. Any notice, request or other communication hereunder, unless this Agreement specifically provides otherwise, shall be in writing and shall be deemed to be duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as set forth below (or such other addresses as a party hereafter provide the other party):

If to Purchaser to: [***] Attn: General Counsel	If to Blackhawk to: Blackhawk Network, Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588-3229 Attn: Chief Executive Officer
With a copy to: Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 Fax: 312-853-7036 Attn: Robert P. Freeman, Esq.	With a copy to: Blackhawk Network, Inc. Legal Department 5918 Stoneridge Mall Road Pleasanton, CA 94588 Fax: 925-226-9083 Attn: David E. Durant, Esq.

(j) Recapitalizations, Exchanges, Etc. Affecting the Securities. This Agreement shall apply, to the full extent set forth herein with respect to all of the Purchaser Securities and all other equity and debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued at any time in respect of, in exchange for, or in substitution of, such equity and debt securities (and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassification, recapitalizations, reorganizations and the like occurring after August 16, 2007), owned by the Purchaser or any permitted transferee of the Purchaser Securities as provided in this Agreement. Each Person to whom any certificate for Purchaser

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Securities is to be issued or transferred in accordance with and subject to the provisions of this Agreement shall be required to execute a copy of this Agreement and acknowledge in writing that he, she or it is bound by the terms of this Agreement prior to delivery to such transferee of any such certificate and prior to such transferee receiving any rights under this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(l) Arbitration. Except for the proceedings commenced by either party pursuant to Section 7(f) above for equitable relief, in the event of a dispute between the parties concerning their respective rights and obligations under this Agreement, or the breach, termination, negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this Agreement or the breach, termination, negotiation or validity thereof in any case that the parties are unable to resolve amicably between themselves within thirty (30) days of proper notice from one party to another, such dispute shall be settled by arbitration in San Francisco, California in an expedited manner in accordance with the commercial rules of the American Arbitration Association (the “AAA”) by a duly registered arbitrator to be selected jointly by the parties. The decision of the arbitrator shall be final and binding upon the parties. Each of the parties consents to the jurisdiction of the courts of California for the purposes of enforcing the dispute resolution provisions of this Section 7(l). Each party further irrevocably waives any objection to proceeding before the AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that dispute resolution before the AAA has been brought in an inconvenient forum. Each of the parties hereto agrees that its submission to jurisdiction is made for the express benefit of the other parties hereto.

(m) Attorneys’ Fees. In the event of any arbitration or proceeding arising out of or related to this Agreement, the prevailing party (as determined in accordance with Section 7(l), if disputed) shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such arbitration or proceeding, including court costs and reasonable attorneys’ fees, whether or not such arbitration or proceeding is prosecuted to judgment.

(n) Miscellaneous. Time is of the essence under this Agreement with respect to all provisions of this Agreement that specify a time for performance. Nothing in this Agreement shall require a party to take any action in violation of applicable law. Each party and its counsel have fully participated in the review and revision of this Agreement, and any rule of construction to the effect that ambiguities are to be construed against the drafter shall not be applied in this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

COMPANY:	BLACKHAWK NETWORK HOLDINGS, INC.

By:

Name:

Title:

PURCHASER:	[***]

By:

Name:

Title:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.